AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2007
                 Registration Statement No. 333-_______
   _________________________________________________________________

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 1 TO
                              FORM S-8
                       REGISTRATION STATEMENT
                               Under
                     THE SECURITIES ACT OF 1933
                     __________________________

                   ANHEUSER-BUSCH COMPANIES, INC.
       (Exact name of registrant as specified in its charter)

              Delaware                   43-1162835
     (State or other jurisdiction        (IRS Employer
     of incorporation or organization)   Identification No.)

                          One Busch Place
                     St. Louis, Missouri 63118
              (Address of principal executive offices)
                       ______________________

                   ANHEUSER-BUSCH COMPANIES, INC.
                     1998 INCENTIVE STOCK PLAN
                      (Full title of the plan)
                       __________________________

  JoBeth G. Brown, Esq.              Copies to:
  Vice President and Secretary       Geetha Rao Sant, Esq.
  Anheuser-Busch Companies, Inc.     The Stolar Partnership LLP
  One Busch Place                    911 Washington Avenue, 7th Fl
  St. Louis, Missouri 63118          St. Louis, Missouri 63101
  (Name and address of agent for
  service)


EXPLANATORY STATEMENT

Anheuser-Busch Companies, Inc. (the "Registrant") is filing this Post-Effective Amendment No.1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-124589), which was originally filed with the Securities and Exchange Commission (the "Commission") on May 3, 2005 (the "2005 Registration Statement") and to carry forward such securities and the associated fees to a new registration statement. A total of 32,000,000 additional shares of the Registrant's Common Stock, par value $1.00 per share (the "2005 Additional Shares"), were registered for issuance under the Anheuser-Busch Companies, Inc. 1998 Incentive Stock Plan (the "1998 Plan") pursuant to the 2005 Registration Statement.

On April 25, 2007, the shareholders of the Registrant approved the Anheuser-Busch Companies, Inc. 2007 Equity and Incentive Plan (the "2007 Plan"), and no further awards will be made under the 1998 Plan. The shares that remain available for issuance under the 1998 Plan and which are not subject to outstanding awards under the 1998 Plan are to be included in the shares available for issuance under the 2007 Plan. As of April 25, 2007, there were 13,916,528 such shares (collectively, the "Carried Forward Shares").

The Registrant has registered the Carried Forward Shares for issuance under the 2007 Plan pursuant to a new Registration Statement on Form S-8 (the "2007 Plan Registration Statement"), which was filed contemporaneously with the filing of this Post-Effective Amendment No.1 to Registration Statement on Form S-8.

Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the Securities and Exchange Commission (the "Commission") set forth in Section G. Securities Act Forms, No. 89 ("Interpretation 89"), of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations dated July 1997, the Registrant is filing this Post-Effective Amendment No. 1 to the 2005 Registration Statement in order (i) to reallocate the Carried Forward Shares from the 1998 Plan to the 2007 Plan and (ii) to carry forward the registration fees paid with respect to the Carried Forward Shares from the 2005 Registration Statement to the 2007 Plan Registration Statement. In addition, the Registrant is filing this Post-Effective Amendment No. 1 to the 2005 Registration Statement in order to deregister the 13,916,528 Carried Forward Shares registered under the 2005 Registration Statement, which shares have been carried forward to the 2007 Plan Registration Statement for issuance under the 2007 Plan. Accordingly, the Registrant hereby withdraws from registration under the 2005 Registration Statement the 13,916,528 Carried Forward Shares that have not been and will not be issued under the 1998 Plan.


                                 SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 3, 2007.

                                     ANHEUSER-BUSCH COMPANIES, INC.


                                     By: /S/ JOBETH G. BROWN
                                             JoBeth G. Brown,
                                         Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, post-effective amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                  Title                 Date

 AUGUST A. BUSCH IV*       President and         May 3, 2007
(August A. Busch IV)       Chief Executive
                           Officer and
                           Director (Principal
                           Executive
                           Officer)

 W. RANDOLPH BAKER*        Vice President and    May 3, 2007
(W. Randolph Baker)        Chief Financial
                           Officer (Principal
                           Financial Officer)

 JOHN F. KELLY*            Vice President        May 3, 2007
(John F. Kelly)            and Controller
                           (Principal
                           Accounting Officer)

 AUGUST A. BUSCH III*      Director              May 3, 2007
(August A. Busch III)

 CARLOS FERNANDEZ G.*      Director              May 3, 2007
(Carlos Fernandez G.)

 JAMES J. FORESE*          Director              May 3, 2007
(James J. Forese)

 JOHN E. JACOB*            Director              May 3, 2007
(John E. Jacob)

 JAMES R. JONES*           Director              May 3, 2007
(James R. Jones)

 CHARLES F. KNIGHT*        Director              May 3, 2007
(Charles F. Knight)

 VERNON R. LOUCKS, JR.*    Director              May 3, 2007
(Vernon R. Loucks, Jr.)

 VILMA S. MARTINEZ*        Director              May 3, 2007
(Vilma S. Martinez)

 WILLIAM PORTER PAYNE*     Director              May 3, 2007
(William Porter Payne)

 JOYCE M. ROCHE'*          Director              May 3, 2007
(Joyce M. Roche')

 HENRY HUGH SHELTON*       Director              May 3, 2007
(Henry Hugh Shelton)

 PATRICK T. STOKES*        Director              May 3, 2007
(Patrick T. Stokes)

 ANDREW C. TAYLOR*         Director              May 3, 2007
(Andrew C. Taylor)

______________________     Director              May 3, 2007
(Douglas A. Warner III)

EDWARD E/ WHITACRE, JR.*   Director              May 3, 2007
(Edward E. Whitacre, Jr.)



                                  * By: /S/ JOBETH G. BROWN
                                            JoBeth G. Brown
                                            Attorney-in-Fact

                           EXHIBIT INDEX

Exhibit 24.1

Power of Attorney executed by certain directors and officers of the Registrant.